Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Second Quarter 2010 Operating Results

Also Reports the Sale of $12,655,000 of its Series A 10% Convertible Preferred Shares

COSTA MESA, Calif., August 18, 2010 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2010.

Overview

During the three and six months ended June 30, 2010 our banking operations generated improvements in net interest income and non-interest expense and we also were able to reduce the provisions we made for loan losses, as compared to the same interim periods of 2009. Moreover, although those improvements were more than offset by increases in non-interest expense, we were able to reduce our pre-tax losses in the three and six months ended June 30, 2010 to $3.0 million and $2.8 million, respectively, from $9.4 million and $11.7 million in the same three and six months of 2009.

However, management, the Audit Committee and the Board of Directors determined that we should recognize a $9.0 million non-cash charge in the second quarter of 2010 to provide an additional valuation allowance against the Company’s deferred tax asset, which increased our net losses to $12.0 million for the quarter and six months ended June 30, 2010. Since a valuation allowance is established by means of a non-cash charge, this additional valuation allowance will not affect the Company’s cash or liquidity in any way. In addition, notwithstanding the net losses, the Company and the Bank continue to qualify as well-capitalized institutions under applicable bank regulatory guidelines.

The deferred tax asset represents timing differences in the recognition of certain tax benefits for accounting and tax purposes, including the expected value of its future income tax savings that will be available to the Company to offset its expected future taxable income with the carry forward of its net operating losses. The Company decided to establish the valuation allowance against the deferred tax asset in part because it is uncertain when it will realize such tax savings. In the future, the Company may be able to reduce some or all of the valuation allowance upon a determination that it has become more likely, than not, that it will be able to realize such tax savings. In that event, we would be able to reduce our future tax liability to the extent of those savings.

“The Company has completed and raised gross proceeds of $12,655,000 in private placement of its Series A 10% Convertible Preferred Shares, which commenced in November 2009,” stated Raymond E. Dellerba, President and CEO. “Among the investors who purchased Series A Shares were directors, officers of the Company, and private investors.”

The Series A Shares will automatically convert in common stock, at a conversion price of $7.65 per common share, on November 27, 2011 (which date is subject to extension under limited circumstances). Until converted, dividends on the Series A Shares cumulate at a rate of 10% per annum and, to the extent not sooner paid, will become payable when the Series A Shares are converted into common stock.

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PMBC Second Quarter 2010 Earnings Release

August 18, 2010

Results of Operation

Net Interest Income. Net interest income in the three and six months ended June 30, 2010 increased by $3.8 million, or 86%, and $6.9 million, or nearly 70%, respectively, as compared to the same respective periods of 2009, due primarily to reductions in interest expense of $3.3 million, or 41%, and $6.2 million, or 38.5%, in the three and six months ended June 30, 2010. The declines in interest expense were primarily attributable to decreases in market rates of interest, which enabled us to reduce the interest we paid on time deposits and resulted in a lowering of the rates at which we pay interest on our borrowings. Also contributing to the decrease in interest expense was a change in the mix of deposits to a higher proportion of lower-cost core deposits and a lower proportion of higher-cost time deposits.

Provision for Loan Losses. During the three and six months ended June 30, 2010, we made provisions for loan losses of $4.6 million and $5.8 million, respectively, as compared to $6.6 million and $10.1 million in the respective corresponding periods of 2009. Those decreases were due primarily to an 8.3% reduction in net loan charge-offs, to $2.2 million in this year’s second quarter, from $2.4 million in the same quarter of 2009, and a 45.1% reduction in net loan charge-offs, to $2.8 million, in the six months ended June 30, 2010, from $5.1 million in the same six months of 2009.

Non-interest income. Noninterest income increased by $1.0 million, or 158%, in the quarter ended June 30, 2010, due primarily to revenues generated from residential mortgage loan originations and sales; although for the six months ended June 30, 2010, non-interest income declined by $65,000, due to a decline in gains on sales of securities held for sale, which more than offset the $1.0 million increase in mortgage banking revenues in that six month period.

Non-interest expense. Noninterest expense, in this year’s second quarter, increased by $468,000, or 6.0%, as compared to the same quarter of 2009, due primarily to (i) a $325,000, or 140.1%, increase in the valuation allowance for other real estate owned, and (ii) a $191,000, or 21.8%, increase in professional fees incurred in connection with the collection and foreclosures of non-performing loans and the carrying costs of the properties acquired by foreclosure, partially offset by a $118,000, or 12.7%, decrease in FDIC insurance premiums. In the six months ended June 30, 2010 noninterest expense increased by $2.2 million, or 15%, as compared to the same six months of 2009, primarily as a result of (i) an increase in employee compensation expense of $659,000, or 8.9%, due to the addition, subsequent to June 30, 2009, of personnel for our new mortgage banking business which commenced operations in the second quarter of 2009, (ii) an increase of $579,000, or 41.3%, in professional fees incurred in connection with the collection and foreclosures of non-performing loans and in the carrying costs of the properties acquired by foreclosure, and (iii) a $372,000, or 71.7%, increase in the valuation allowance for such real properties.

In February 2010, we initiated a number of cost-cutting measures that are designed to improve the efficiency of our operations and reduce our noninterest expense. Those measures included a work force reduction, a freeze on salaries, elimination of a management bonus program for 2010, and suspension of Company 401-K plan matching contributions until the Company returns to sustained profitability. Due to the combination of these measures and the revenue increases in the quarter and six months ended June 30, 2010, our efficiency ratios in those periods improved to 84% and 85%, respectively, from 155% and 112% for the corresponding three and six month periods of 2009.

Loss before income taxes and provision for income taxes. Although we incurred pre-tax losses of $3.0 million and $2.8 million, respectively, in the three and six month periods of 2010, those pre-tax losses declined by $6.4 million, or nearly 68%, and by $8.9 million, or 76%, respectively in the three and six month ended June 30, 2010, from pre-tax losses of $9.4 million and $11.7 million in the same respective periods of 2009. We recorded provisions for income taxes of $9.0 million and $9.1 million, respectively, in the three and six months ended June 30, 2010, as compared to income tax benefits of $4.8 million and $5.0 million, respectively, in the same respective periods of 2009. Those increases were primarily attributable to our recognition of a $9.0 million non-cash charge recorded in this year’s second quarter to increase the valuation allowance against our deferred tax asset.

Financial Condition

Notwithstanding the loss incurred in the first six months ended June 30, 2010, we had total regulatory capital on a consolidated basis of more than $95 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total regulatory capital of approximately $91 million at June 30, 2010. Moreover, the ratio of the Bank’s total

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PMBC Second Quarter 2010 Earnings Release

August 18, 2010

capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.6% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

Balance Sheet Information

Loans. During the 12 months ended June 30, 2010, we reduced the volume of commercial loans and real estate construction loans in our loan portfolio in response to worsening economic conditions and significant declines in the real estate market. As a result, at June 30, 2010, gross loans totaled more than $777 million, a decrease of $54 million, or 6%, as compared to nearly $861 million at June 30, 2009.

Deposits. Deposits increased by $41 million, or 4%, to $973 million at June 10, 2010, from $932 million at June 30, 2009, primarily as a result of a $36 million, or 12%, increase in our core deposits, comprised of (i) a $48 million, or 37%, increase in savings and other interest bearing transaction deposits, to $176 million at June 30, 2010, from $128 million at June 30, 2009. Time deposits also increased, but to a much lesser extent, by $5 million, or 1%, to $635 million at June 30, 2010. As a result, as a percentage of total deposits, lower cost core deposits increased to 34.7% at June 30, 2010 from 32.4% at June 30, 2009, while higher cost time deposits decreased as a percentage of total deposits to 65.3% at March 31, 2010 from 67.6% at June 30, 2009.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and our business and trends and expectations regarding the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business and our markets are subject, our actual financial performance in the future and the future performance of our markets (which can affect both our financial performance and the market prices of our shares) may differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recovery will continue to be weak and sluggish, as a result of which we could incur additional loan and credit losses that would adversely affect our results of operations and cause us to incur losses during the remainder of 2010; the risk that continued weakness in the economy also could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2010; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and

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PMBC Second Quarter 2010 Earnings Release

August 18, 2010

other financial services organizations will increase, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our re-entry in the wholesale mortgage loan business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses, and the risk that we may have to sell additional shares, in order to raise additional capital, at prices that would be dilutive of our existing shareholders.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, which we filed with the Securities and Exchange Commission on April 1, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 which we filed with the Securities and Exchange Commission on August 16, 2010. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Second Quarter 2010 Earnings Release

August 18, 2010

PACIFIC MERCANTILE BANCORP

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Percent Change	2010	2009	Percent Change
Total interest income	$12,931	$12,421	4.1%	$26,590	$25,935	2.5%
Total interest expense	4,713	8,005	(41.1)%	9,925	16,126	(38.5)%

Net interest income	8,218	4,416	86.1%	16,665	9,809	69.9%
Provision for loan losses	4,600	6,592	(30.2)%	5,800	10,043	(42.2)%

Net interest income after provision for loan losses	3,618	(2,176)	266.3%	10,865	(234)	N/M
Non-interest income
Service charges & fees on deposits	313	377	(17.0)%	652	749	(13.0)%
Mortgage banking (including net gains on sales of loans held for sale)	1,061	67	N/M	1,630	67	N/M
Net gains on sales of securities	198	4	N/M	403	1,888	(78.7)%
Other than temporary impairment of securities	(200)	—	N/M	(234)	—	N/M
Net gains/losses on OREO	(59)	—	N/M	(59)	2	N/M
Other non-interest income	392	212	84.9%	658	409	60.9%

Total non-interest income	1,705	660	158.3%	3,050	3,115	(2.1)%
Non-interest expense
Salaries & employee benefits	3,707	3,727	(0.5)%	8,044	7,385	8.9%
Occupancy and equipment	968	965	0.3%	2,004	1,912	4.8%
Professional Fees	1,067	876	21.8%	1,980	1,401	41.3%
OREO expenses	557	232	140.1%	891	519	71.7%
FDIC Expense	808	926	(12.7)%	1,266	1,250	1.3%
Other non-interest expense	1,239	1,152	7.6%	2,528	2,064	22.5%

Total non-interest expense	8,346	7,878	6.0%	16,713	14,531	15.0%

Loss before income taxes	(3,023)	(9,394)	(67.8)%	(2,798)	(11,650)	(76.0)%
Income tax provision (benefit)	8,960	(4,847)	284.9%	9,059	(4,969)	282.3%

Net loss	$(11,983)	$(4,547)	163.5%	$(11,857)	$(6,681)	77.5%

Cumulative undeclared dividends on Series A Preferred Stock	(221)	—	N/M	(429)	—	N/M

Net loss allocable to common stockholders	$(12,204)	$(4,547)	168.4%	$(12,286)	$(6,681)	83.9%

Net loss per common share
Basic	$(1.17)	$(0.44)		$(1.18)	$(0.64)
Diluted	$(1.17)	$(0.44)		$(1.18)	$(0.64)
Weighted average shares outstanding
Basic	10,435,665	10,435,665		10,435,665	10,435,665
Diluted	10,435,665	10,435,665		10,435,665	10,435,665
Ratios from continuing operations(1)
ROA	(2.04)%	(1.49)%		(2.01)%	(1.13)%
ROE	(30.60)%	(21.06)%		(31.17)%	(16.63)%
Efficiency ratio	84.11%	155.20%		84.77%	112.43%
Net interest margin(1)	2.87%	1.50%		2.92%	1.70%

(1)	Ratios and net interest margin for the three and six month periods ended June 30, 2010 and 2009 have been annualized.

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PMBC Second Quarter 2010 Earnings Release

August 18, 2010

PACIFIC MERCANTILE BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	June 30,		Increase/ (Decrease)
ASSETS	2010	2009

Cash and due from banks	$10,485	$12,845	(18.4)%
Fed funds sold	—	—	N/M
Interest bearing deposits with financial institutions (1.)	205,813	145,012	41.9%
Interest bearing time deposits	8,898	28,748	(69.0)%
Investments (including stock)	107,225	159,284	(32.7)%
Loans held for sale, at fair value	21,972	5,029	336.9%
Core Loans, net	753,116	809,791	(7.0)%
OREO	19,701	17,460	12.8%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	20,597	27,523	(25.2)%

Total Assets	$1,148,489	$1,206,374	(4.8)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$162,128	$174,153	(6.9)%
Interest bearing deposits
Interest checking	40,328	23,044	75.0%
Savings/money market	135,495	104,979	29.1%
Certificates of deposit	635,150	629,904	0.8%

Total interest bearing deposits	810,973	757,927	7.0%

Total deposits	973,101	932,080	4.4%
Other borrowings	86,024	171,241	(49.8)%
Other liabilities	5,365	7,458	(28.1)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	1,082,017	1,128,306	(4.1)%
Shareholders’ equity	66,472	78,068	(14.9)%

Total Liabilities and Shareholders’ Equity	$1,148,489	$1,206,374	(4.8)%

Tangible book value per share(2.)	$5.77	$7.65	(24.6)%

Shares outstanding	10,434,665	10,434,665	—

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

Average Balances (in thousands)

	Six Months Ended June 30,
	2010	2009
Average gross loans (*)	$811,915	$845,746
Average loans held for sale(*)	$11,430	$659
Average earning assets	$1,185,855	$1,162,807
Average assets	$1,191,497	$1,199,934
Average equity	$796,638	$80,995
Average interest bearing deposits	$811,526	$734,351

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)

	At June 30,
	2010	2009
Total non-performing loans	$53,698	$53,230
Other real estate owned	19,701	17,460

Total non-performing assets	$73,399	$70,690

Net charge-offs year-to-date	$2,156	$5,054
90-day past due loans	$15,704	$27,431
Allowance for loan losses	$23,307	$20,442
Allowance for loan losses /gross loans (excl. loans held for sale)	3.00%	2.46%
Allowance for loan losses /total assets	2.03%	1.69%

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